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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                                Fiberstars, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  315662 10 6
                             ----------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

---------------------                                          -----------------
CUSIP NO. 315662 10 6                 13G                      PAGE 2 OF 5 PAGES
---------------------                                          -----------------

-------------------------------------------------------------------------------
  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          David N. Ruckert
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    271,573
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   271,573
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          271,573
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
          [ ]
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.9%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 of 5 pages
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Schedule 13G
David N. Ruckert (cont.)


ITEM 1.

     (a)  Name of Issuer: Fiberstars, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          2883 Bayview Drive, Fremont, CA 94538

ITEM 2.

     (a)  Name of Person Filing:

          David N. Ruckert

     (b)  Address of Principal Business Office or, if none, Residence:

          c/o Fiberstars, Inc.
          2883 Bayview Drive
          Fremont, CA 94538

     (c)  Citizenship: United States

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number: 315662 10 6

ITEM 3. STATUS OF PERSON FILING:

     Not applicable.

ITEM 4. OWNERSHIP

     (a)  Amount Beneficially Owned:

          271,573 shares

     (b)  Percent of Class: 6.9%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote: 271,573 shares

          (ii) shared power to vote or to direct the vote: -0-

          (iii) sole power to dispose or to direct the disposition of: 271,573 shares

          (iv) shared power to dispose or to direct the disposition of: 0 shares



                               Page 3 of 5 pages
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Schedule 13G
David N. Ruckert (cont.)


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP

     Not applicable.

ITEM 10. CERTIFICATION

Certification:

     (a)  Not Applicable.

     (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that effect.



                               Page 4 of 5 pages
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Schedule 13G
David N. Ruckert (cont.)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 12, 1999
                                        ----------------------------------------
                                                      Date

                                        /s/ DAVID N. RUCKERT
                                        ----------------------------------------
                                                     Signature

                                        David N. Ruckert, President,
                                        Chief Executive Officer,
                                        Chief Operating Officer
                                        ----------------------------------------
                                                     Name/Title





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